Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-148124

PROSPECTUS SUPPLEMENT NO. 1
(To amended reoffer prospectus dated July 17, 2008)

EUROSEAS LTD.

This prospectus supplement no. 1, dated August 11, 2009, supplements the Euroseas Ltd. amended reoffer prospectus contained in our amended registration statement filed on July 17, 2008, relating to the reoffer and resale by certain of our shareholders of up to an aggregate of 600,000 shares of our common stock under the Company's 2007 Equity Incentive Plan, or the Equity Incentive Plan.  This prospectus supplement amends and restates the Section of our amended reoffer prospectus dated July 17, 2009 entitled Selling Shareholders in its entirety.  You should read this prospectus supplement in conjunction with the reoffer prospectus. This prospectus supplement is qualified entirely by reference to the reoffer prospectus, except to the extent the information contained herein supersedes the information contained in the reoffer prospectus.  We will provide additional information regarding the identity of the selling shareholders and certain other information relating to the selling shareholders in an additional supplement if we are required by law to do so.

In addition, on May 18, 2009, we entered into a Shareholders Rights Agreement with American Stock Transfer and Trust Company, LLC, as rights agent, pursuant to which a dividend was declared of one preferred stock purchase right, or a Right, to purchase one one-thousandth of our Series A Participating Preferred Stock for each outstanding share of our common stock.  Each Right entitles the registered holder, upon the occurrence of certain events, to purchase from us one one-thousandth of a share of our Series A Participating Preferred Stock at an exercise price of $26.00, subject to adjustment.  Rights under the Shareholder Rights Agreement were issued to shareholders of record as of the close of business on May 27, 2009, and will be issued with all subsequently issued shares of common stock at the time of issuance.

Capitalized terms used in this prospectus supplement shall have the same meaning as such terms used in the amended reoffer prospectus dated July 17, 2009

The date of this prospectus supplement is August 11, 2009.

SELLING SHAREHOLDERS

The selling shareholders are offering up to 600,000 shares of our common stock which will have been acquired under the Equity Incentive Plan.  If subsequent to the date of this prospectus supplement, we grant further awards to Key Persons under the Equity Incentive Plan, we may further supplement the reoffer prospectus with the names of such Key Persons and the amounts of securities to be reoffered by them as selling shareholders.

Set forth below is information regarding the name and number of shares of common stock owned and offered by the selling shareholders.

Name of Selling Shareholder and Position with the Company(1)	Common Stock Owned Prior to the Offering	Percentage of Class Prior to the Offering	Total Shares of Common Stock Offered Hereby	Percentage of Class After the Offering
Aristides J. Pittas, Chairman, CEO & President(2)	110,000	*	110,000	*
Anastasios Aslidis, CFO & Treasurer(3)	61,500	*	61,500	*
Aristides P. Pittas, Vice Chairman of the Board(4)	20,000	*	20,000	*
Panayiotis Kyriakopoulos, Member of the Board(5)	15,000	*	15,000	*
George Skarvelis, Member of the Board(6)	13,500	*	13,500	*
Gerald Turner, Member of the Board(7)	15,000	*	15,000	*
George Taniskidis, Member of the Board(8)	15,000	*	15,000	*
Symeon Pariaros, Chief Administrative Officer(9)	5,000	*	5,000	*

* INDICATES LESS THAN 1.0%.

(1)
Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him/her.

(2)
Does not include 1,282,964 shares of common stock held of record by Friends, by virtue of Mr. Pittas' ownership interest in Friends. Also does not include 52,542 shares of common stock held of record by Eurobulk Marine Holdings, Inc. ("Eurobulk Marine"), by virtue of Mr. Pittas' ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest. Includes20,000 shares vesting on November 16, 2009 and 20,000 shares vesting on November 16, 2010.

(3)	Includes 12,500 shares vesting on November 16, 2009 and 12,500 shares vesting on November 16, 2010.
(4)
Does not include 876,692 shares of common stock held of record by Friends, by virtue of Mr. Pittas' ownership interest in Friends. Also does not include 35,904 shares of common stock held of record by Eurobulk Marine, by virtue of Mr. Pittas' ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest. Includes 5,000 shares vesting on November 16, 2009 and 5,000 shares vesting on November 16, 2010.

(5)
Does not include 61,045 shares of common stock held of record by Friends, by virtue of Mr. Kyriakopoulos' ownership in Friends. Also does not include 2,500 shares of common stock held of record by Eurobulk Marine, by virtue of Mr. Kyriakopoulos' ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Kyriakopoulos disclaims beneficial ownership except to the extent of his pecuniary interest. Includes 2,500 shares vesting on November 16, 2009 and 2,500 shares vesting on November 16, 2010.

(6)
Does not include 539,228 shares of common stock held of record by Friends, by virtue of Mr. Skarvelis' ownership interest in Friends. Also does not include 22,083 shares of common stock held of record by Eurobulk Marine, by virtue of Mr. Skarvelis' ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Skarvelis disclaims beneficial ownership except to the extent of his pecuniary interest. Includes 2,500 shares vesting on November 16, 2009 and 2,500 shares vesting on November 16, 2010.

(7)
Does not include 144,472 shares of common stock held of record by Friends, by virtue of Mr. Turner's ownership interest in Friends. Also does not include 5,917 shares of common stock held of record by Eurobulk Marine, by virtue of Mr. Turner's ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Turner disclaims beneficial ownership except to the extent of his pecuniary interest. Includes 2,500 shares vesting on November 16, 2009 and 2,500 shares vesting on November 16, 2010.

(8)
Does not include 31,588 shares of common stock held of record by Friends, by virtue of Mr. Taniskidis' ownership in Friends. Also does not include 1,294 shares of common stock held of record by Eurobulk Marine, by virtue of Mr. Taniskidis' ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Taniskidis disclaims beneficial ownership except to the extent of his pecuniary interest. Includes, 2,500 shares vesting on November 16, 2009 and 2,500 shares vesting on November 16, 2010.

(9)	Includes 2,500 shares vesting on November 16, 2009 and 2,500 shares vesting on November 16, 2010.

SHAREHOLDERS RIGHTS AGREEMENT

On May 18, 2009, we entered into a Shareholders Rights Agreement with American Stock Transfer and Trust Company, LLC, as rights agent, pursuant to which a dividend was declared of one preferred stock purchase right, or a Right, to purchase one one-thousandth of the Company's Series A Participating Preferred Stock for each outstanding share of our common stock.  Each Right entitles the registered holder, upon the occurrence of certain events, to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock at an exercise price of $26.00, subject to adjustment.  Rights under the Shareholder Rights Agreement were issued to shareholders of record as of the close of business on May 27, 2009, and will be issued with all subsequently issued shares of common stock at the time of issuance.   The Shareholder Rights Agreement was filed with the SEC on May 18, 2009.